CHINA GROWTH DEVELOPMENT, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
AS OF DECEMBER 31, 2007

Assets	Historical Taiyuan Rongan	Historical China Growth	Pro Forma Adjustments	Note	Combined Pro Forma

Current Assets
Cash and cash equivalents	$1,184,621	$1,707			$1,186,328
Accounts receivable, net	-	18,336			18,336
Inventory	-	59,353			59,353
Other receivables, net	8,947	3,400			12,347
Other receivables from related party	92,634	-			92,634
Interest receivables from related parties	9,160	-			9,160
Notes receivable from related party	137,088	-			137,088
Prepaid expenses	22,179	-			22,179
Advances to suppliers	10,885,969	-			10,885,969

Total Current Assets	12,340,598	82,796			12,423,394

Fixed assets, net	58,139,771	10,346			58,150,117

Intangible assets, net	10,288,717	-			10,288,717

Total Assets	$80,769,086	$93,142			$80,862,228

Liabilities and Shareholders' Equity (Deficit)

Current Liabilities
Accounts payable and accrued expenses	$205,627	$114,819	(114,819)	d, e	205,627
Loans payable - current	1,985,030	-			1,985,030
Loans payable to related parties - current	358,548	-			358,548
Accrued compensation	-	9,000	(9,000)	e	-
Construction payable	3,095,639	-			3,095,639
Income tax payable	229,343				229,343
Other payable	495,774	-			495,774
Deferred revenue - current	9,530,814				9,530,814
Notes payable	-	200,000	(200,000)	d	-

Total Current Liabilites	15,900,775	323,819			15,900,775

Deferred revenue - non-current	29,501,367	-			29,501,367

Total Liabilities	45,402,142	323,819			45,402,142

Minority interest	7,159,250	-	5,472,325	a, c	12,631,575

Shareholders' Equity (Deficit)
Paid-in capital	9,134,326	-	(2,128,766)	a	7,005,560
Common stock	-	88	3,409	a, d	3,497
Additional paid-in capital	-	2,128,350	(335,692)	a, b, d, e	1,792,658
Other comprehensive income	1,958,238	-	(619,352)	c	1,338,886
Retained earnings	17,115,130	-	(4,427,220)	c	12,687,910
Accumulated deficit	-	(2,359,115)	2,359,115	b	-

Total Shareholders' Equity (Deficit)	28,207,694	(230,677)			22,828,511

Total Liabilities and Shareholders' Equity (Deficit)	$80,769,086	$93,142			$80,862,228

See Accountant’s Compilation Report.

CHINA GROWTH DEVELOPMENT, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

	Historical Taiyuan Rongan	Historical China Growth	Pro Forma Adjustments	Note	Combined Pro Forma

Net revenue	$12,784,125	$244,677			$13,028,802

Cost of revenue	-	153,376			153,376

Gross Profit	12,784,125	91,301			12,875,426

General, selling and
administrative expenses	6,726,211	713,319			7,439,530

Operating income (loss)	6,057,914	(622,018)			5,435,896

Nonoperating expense	384,251	31,091			415,342

Income (loss) before provision for income tax	5,673,663	(653,109)			5,020,554

Provision for income tax	66,375	-			66,375

Net income (loss) before minority interest	5,607,288	(653,109)			4,954,179

Minority interest	1,340,142	-	837,039	c	2,177,181

Net income (loss)	$4,267,146	$(653,109)			$2,776,998

Net earnings (loss) per share:
Basic & diluted	$-	$(0.75)			$0.08

Weighted average number of shares outstanding:
Basic & diluted	-	868,788	34,090,934		34,959,722

See Accountant’s Compilation Report.

CHINA GROWTH DEVELOPMENT, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL INFORMATION

1.   The Merger

The merger is a reverse acquisition purchase in which Taiyuan Rongan Business Trading Company, Ltd. and Subsidiaries (“Taiyuan Rongan”) is treated as the acquiror of China Growth Development, Inc. and Subsidiaries (“China Growth”) for financial accounting purposes.  Under that method, the purchase price for accounting purposes should be established using the fair market value of China Growth at the close of business day on May 7, 2008, the closing date of the Stock for Stock Exchange Agreement.

The Company is still in the process of evaluating the fair value of the assets acquired and the liabilities assumed in order to make a final determination of the purchase price in excess of net assets acquired.  Accordingly, the purchase accounting information is preliminary and has been made solely for the purpose of developing such pro forma combined condensed financial information.

The unaudited pro forma combined condensed balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the merger been completed as of the beginning of the earliest periods presented.  They should not be construed as being a representation of financial position or future operating results of the combined companies.

Management does not expect significant changes to the preliminary valuation of the transaction.  However, the final purchase price allocation could be significantly different from the amounts reflected in the unaudited pro forma combined condensed financial information.  In addition, the unaudited pro forma combined condensed financial information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any restructuring or merger related costs, or any potential cost savings or other synergies that management expects to realize as a result of the merger.

2.   Adjustments to Unaudited Pro Forma Combined Condensed Financial Statements

The adjustments to the unaudited pro forma combined condensed balance sheet as of December 31, 2007 and the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2007 in connection with the proposed merger are presented below:

(a)  This adjustment is to reflect the issuance of 31,500,000 shares of China Growth’s common stock and common stock purchase warrants for purchasing an aggregate of 1,400,000 common shares of the Company at an exercise price of $0.50 per share, in exchange for 80% of the 100% of capital contributions in Taiyuan Rongan.

(b)  This adjustment is to eliminate the accumulated deficit of China Growth.

(c)  This adjustment is to reflect equity interests in Taiyuan Rongan held by minority shareholders.

(d)  This adjustment is to reflect the settlement of $200,000 principal amount convertible promissory note and related accrued interest with the issuance of 2,590,934 shares (post-split) of the Company’s common stock.

(e)  This adjustment is to eliminate liabilities of China Growth not assumed under this merger.

CHINA GROWTH DEVELOPMENT, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL INFORMATION

3.   Items Not Adjusted

The pro forma statements do not reflect any effect of operating efficiencies, cost savings and other benefits anticipated by Taiyuan Rongan’s management as a result of the merger.

4.   Pro Forma Net Earnings Per Share

The pro forma basic and diluted net earnings per share is computed by dividing the pro forma net comprehensive income by the pro forma basic and diluted weighted average number of shares outstanding, assuming China Growth and Taiyuan Rongan had merged at the beginning of the earliest period presented.  The pro forma basic and diluted weighted average number of shares outstanding includes the common shares issued in exchange for 80% of the 100% of capital contributions in Taiyuan Rongan, and the common shares issued in the settlement of China Growth’s $200,000 principal amount convertible promissory note and related accrued interest upon the completion of the merger.

The adjustment to common shares outstanding at December 31, 2007 is calculated as follows:

Basic and Diluted

Common shares issued to settle convertible promissory note	2,590,934
China Growth shares issued to Taiyuan Rongan shareholders	31,500,000
Pro forma adjustment to shares outstanding	34,090,934

F-4